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                                                                     Exhibit 2.2

                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                                EASTERN DIVISION

---------------------------------------
                                       )
In re:                                 )
                                       )
               AEROVOX, INC.,                         )    Chapter 11
                                       )            Case No. 01-14680-JNF
                   Debtor              )
                                       )
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    ORDER AUTHORIZING SALE OF STOCK INTEREST IN BHC AEROVOX, LTD.
    -------------------------------------------------------------

         THIS MATTER having come before the Court on the Amended Motion by Debtor for Authority to Sell Certain Assets by Public Auction Sale, Free and Clear of Liens, Claims, Encumbrances, and Interests (the "Sale Motion"), and the hearing on the Sale Motion and any qualified bids for the assets having been held on April 19, 2002 (the "Sale Hearing").

         NOW, THEREFORE, based upon all of the evidence, including evidence proffered or adduced at the Sale Hearing, objections and representations and argument of counsel in connection with the Sale Hearing, the submission and analysis of all qualified bids, and offers of proof on the record, and upon the entire record of the Sale Hearing and of the Chapter 11 case of Aerovox, Inc. ("Debtor"), and after due deliberation thereon, and good cause appearing therefore,

         It is hereby found, concluded, and determined that:

         A. The findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Rule 7052 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any finding of fact shall later be determined to be a conclusion of law it shall be so deemed and vice versa.


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                                                                     Exhibit 2.2

         B. This Court has jurisdiction to hear and determine the Sale Motion pursuant to 28 U.S.C. (S)(S) 157 and 1334.

         C. Venue of this case in this district is proper pursuant to 28 U.S.C. (S) 1408 and (S) 1409(a).

         D. Determination of the Sale Motion is a core proceeding under 28 U.S.C. (S)(S) 157(b) (2)(A), (N). The statutory predicates for the relief requested herein are (S)(S) 105, and 363 of the United States Bankruptcy Code, 11 U.S.C.(S)(S) 101 et seq., as amended (the "Bankruptcy Code"), Bankruptcy Rules 2002, and 6004, and MLBR 2002-1 and 6004-1.

         E. On June 6, 2001 (the "Petition Date"), the Debtor filed a voluntary petition for relief under the Bankruptcy Code with the Bankruptcy Court. Since the Petition Date, the Debtor has continued to operate its business and manage its affairs as a debtor and debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

         F. On June 19, 2001, the United States Trustee appointed a creditors' committee, pursuant to Section 1102 of the Bankruptcy Code. No trustee or examiner has been appointed.

         G. The Debtor, together with its subsidiaries, is a leading manufacturer of electrostatic (film and paper) and aluminum electrolytic capacitors.

         H.    On March 8, 2002, the Debtor filed the Sale Motion.

         I. The Sale Motion is for a sound business purpose, is in the best interests of the Debtor's estate, and is authorized outside the ordinary course of business, pursuant to section 363(b) of the Bankruptcy Code.

         J. The Debtor provided fair and reasonable notice of the Sale Motion and the Sale Hearing to all creditors and other parties in interest and such other notice as is appropriate under the circumstances. The Notice of the Sale Motion provided interested bidders with notice of the




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                                                                     Exhibit 2.2

Sale Motion and Sale Hearing and an opportunity to bid for the Debtor's one hundred percent (100%) stock interest (the "Stock") in BHC Aerovox, Ltd. ("BHC").

         K. A reasonable opportunity to object or be heard with respect to the Sale Motion and the relief requested therein has been afforded to all interested persons and entities.

         L.    No objections to the Sale Motion have been filed.

         M.    The Debtor received qualifying bids from:
               Evox Rifa AB ("Evox") and Blakedew 366 Limited ("Blakedew").

         N. The Debtor has marketed the Stock and conducted the auction process in accordance with the Sale Motion and the requirements of applicable law.

         O. Based upon the foregoing, and for reasons stated on the record at the Sale Hearing, this Court has determined that the highest and best offer to purchase the Stock has been submitted by Evox.

         P.    The second highest bid has been submitted by Blakedew.

         Q. The Sale Motion requests that the Stock be sold free and clear of all liens, claims, interests and encumbrances whatsoever ("Liens"), known and unknown, including without limitation, those Liens asserted against the Stock and noted in the Sale Motion. A sale of the Stock other than free and clear of liens, claims and encumbrances would be of substantially less benefit to the bankruptcy estate.

         R. At the Sale Hearing, the Debtor recommended that the Court approve the sale of the Stock. All secured parties with Liens on the Stock have either: (i) consented to the sale; (ii) received notice and not objected to the sale of the Stock; or (iii) retained their security interest in the proceeds of the sale, with disposition of such proceeds to be subsequently determined by this Court. Such secured creditors could be compelled to accept monetary satisfaction of such liens; consequently, the sale is authorized pursuant to (S) 363(f)(5).


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                                                                     Exhibit 2.2

         S. It is therefore in the best interests of the bankruptcy estate herein, that the Court enter this order (the "Sale Order") (i) pursuant to ss.ss. 105(a) and 363 of the Bankruptcy Code, authorizing and directing the Debtor to sell the Stock to Evox, the successful bidder ("Successful Bidder").

         T. The approval of the sale of the Stock to the Successful Bidder, and consummation of the transactions contemplated thereby, are in the best interests of the Debtor, its creditors, and the bankruptcy estate. The Debtor has presented good and sufficient business justification for the sale of the Stock pursuant to (S) 363 of the Bankruptcy Code.

         U. The parties represented to the Court that the offer to purchase the Stock by the Successful Bidder has been proposed by the Successful Bidder in good faith in accordance with the standards of applicable law; that the Successful Bidder is not currently affiliated with the Debtor; and that the Successful Bidder is a good faith purchaser under (S) 363(m) of the Bankruptcy Code and, as such, is entitled to the protections afforded thereby. The Court has heard no argument or allegation to controvert those representations. No party has alleged that any party has engaged in any conduct that would cause or permit the sale to the Successful Bidder to be avoided under (S) 363(n) of the Bankruptcy Code. The transaction was undertaken by the Debtor and the Successful Bidder at arm's length, without collusion and in good faith within the meaning of 11 U.S.C. (S) 363(m), and the Successful Bidder is entitled to the protections of such section.

         V. The Debtor has requested that the Court make this Order effective immediately irrespective of Bankruptcy Rule 6004(g), and good cause appears for such an action.

         W. The sale and transfer of the Stock: (1) will be a legal, valid and effective transfer of the Stock of the bankruptcy estate of the Debtor; (2) will vest the Successful Bidder with all right, title and interest of the bankruptcy estate in and to the Stock pursuant to 11 U.S.C. (S) 363(f)



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                                                                     Exhibit 2.2

free and clear of all liens, claims, encumbrances and interests thereon (as defined in 11 U.S.C. (S) 101(5); and (3) constitutes a transfer for reasonably equivalent value and fair consideration under the Bankruptcy Code, the laws of the Commonwealth of Massachusetts and all other applicable state laws, including those relating to fraudulent conveyances and fraudulent transfers.

         X. The transfer reflects the exercise of the Debtor's sound business judgment.

         Y. The transaction will, upon consummation thereof, be a legal, valid, and effective transfer of the Stock to the Successful Bidder, vest the successful Bidder with good title to the Stock free and clear of liens, claims, encumbrances, and interests.

         NOW THEREFORE, it is HEREBY ORDERED, ADJUDGED, AND DECREED AS FOLLOWS:

         1.    The Sale Motion is approved.

         2. The Successful Bidder, Evox, submitted a qualifying bid on or before the bid deadline set forth in the notice of sale and was the highest and best bidder at the Sale Hearing. Accordingly, the Debtor is authorized to sell the Stock to Evox in accordance with the provisions of the Stock Purchase Agreement, as amended on April 17, 2002 and at the Sale Hearing.

         3. The Debtor is authorized and directed to consummate the transactions contemplated hereby and to sell, transfer, deliver, convey and assign the Stock to the Successful Bidder.

         4. It is hereby further ordered that in the event that the Successful Bidder fails to tender the Purchase Price to the Debtor on or before the eleventh day after entry of this Order, the Debtor is hereby authorized to sell the Stock to Blakedew, the second highest bidder (who shall then be deemed the highest bidder at the Sale Hearing), pursuant to the terms identified at


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                                                                     Exhibit 2.2

the Sale Hearing. In the event Blakedew is notified of the Debtor's intention to close a sale with such bidder within fifteen days after entry of this Order, the Blakedew must close within ten days of such notification.

         5. Effective upon the Closing, title in and to the Stock shall automatically vest in the Successful Bidder free and clear of all Liens, including without limitation all liens, encumbrances, claims and interests.

         6. Evox is a good faith purchaser pursuant to (S) 363(m) of the Bankruptcy Code and, as such, is entitled to the protections afforded thereby.

         7. This Order is deemed to operate as a release of all Liens on the Stock as of the Closing. All holders of Liens on the Stock are hereby directed to prepare, and file promptly after the Closing, if such Liens are recorded, releases of such Liens reasonably satisfactory to the Successful Bidder.

         8. This Order is deemed to be in recordable form sufficient to be placed in the filing or recording system maintained by any Recording Officer.

         9. The Debtor is hereby authorized and directed to cause BHC and/or its directors to execute and deliver such closing and other confirmatory documents and to do such things as are necessary and appropriate and as are reasonably requested by the Successful Bidder to implement and effectuate the provisions of this Order and the transactions approved hereby.

         10. For good cause as established by the record in this Case, and irrespective of Bankruptcy Rule 6004(g), this Order shall be effective immediately upon entry pursuant to Bankruptcy Rule 9014 and 7062. No automatic stay of execution applies with respect to this Order.

         11. The transfer is not subject to taxation under any federal, state, local, municipal, or other law imposing or purporting to impose a stamp, transfer, recording, sale, or any other


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                                                                     Exhibit 2.2

similar tax on any of the Debtor's transfers in accordance with Sections 1146(c) and 105(a) of the Bankruptcy Code.


         12.   This Court retains jurisdiction to:

           a. Interpret, implement and enforce the terms and provisions of this Order, any subsequent amendments to, modifications of, consents relating to, or waivers thereof or any related documents, including any escrow provisions and agreements established in connection with the transactions contemplated thereby;

           b.  Protect the Successful Bidder, and the Stock, against any Lien;

           c. Resolve any disputes arising under or relating to the Stock, the Sale Motion and this Order; and

           d. Adjudicate all issues concerning (alleged) pre-Closing Liens on, and the proceeds of, the sale of the Stock.

         13. The provisions of the Sale Motion, together with the provisions of this Order, are binding on, and inure to the benefit of, the successors and assigns of the Debtor, its estate, creditors and shareholders, any trustee whether in chapter 11 or chapter 7 and any examiner with expanded powers, and receiver for the Debtor or assignee for the benefit of its creditors, and are binding on and inure to the benefit of the successors and assigns of the Successful Bidder.

         14. Any provision of this Order which is determined, construed or deemed to be a finding of fact or a conclusion of law, respectively, or a mixed finding of fact and conclusion of law, shall be as so determined, construed or deemed notwithstanding the labeling placed on such provision in this Order.

         DATED THIS 22/nd/ DAY OF APRIL, 2002


                                            BY/S/ HONORABLE JOAN N. FEENEY
                                            ------------------------------
                                            HONORABLE JOAN N. FEENEY
                                            UNITED STATES BANKRUPTCY JUDGE